                                   EXHIBIT 99




                                         Contact:    David Sklar
                                                     Aames Financial Corporation
                                                     (213) 210-5311
                                                            or
                                                     Jeffrey Lloyd/Steve Hawkins
                                                     Sitrick And Company
                                                     (310) 788-2850

           Aames Financial Corporation Reports Second Quarter Results

       RECORDS $192 MILLION NET LOSS IN VALUATION OF INTEREST-ONLY STRIPS;
                   ADOPTS "CASH-OUT" METHOD OF ACCOUNTING; AND
                              Appoints New Auditors


         LOS ANGELES, CALIFORNIA, FEBRUARY 22, 1999 - AAMES FINANCIAL CORPORATION (NYSE: AAM), a leader in subprime home equity lending, today reported the results of operations for the three and six months ended December 31, 1998. The Company also announced that the negative market conditions that existed during the quarter caused it to record a net loss in valuation of its interest-only strips in the amount of $192 million, it has adopted the cash-out method of accounting and it has appointed the accounting firm of Ernst & Young LLP as auditors, replacing PricewaterhouseCoopers LLP.

                              Results of Operations

         Total revenue for the three and six months ended December 31, 1998 was $(154) million and $(96.7) million, as compared to $70.3 million and $135 million for the three and six months ended December 31, 1997, respectively. The 1998 revenues include a $192 million net loss on the valuation of the Company's interest-only strips (discussed below). Excluding the $192 million valuation adjustment, revenues for the three and six months ended December 31, 1998 were $37.2 million and $89.8 million, respectively.

         Net income (loss) for the quarter and six month period was $(195.7) million and $(197.9) million, respectively, compared to net income of $9.2 million and $19.1 million for the same periods a year ago. On a basic and diluted per share basis, net income (loss) per share for the three month period was $(6.31) and $(6.27) compared to $0.33 and $0.29, respectively, in the prior year. For the six month period, on a basic and diluted per share basis, net income (loss) per share was $(6.39) and $(6.34), respectively, compared to $0.69 and $0.59 for the prior year's period. These per share amounts do not reflect the shares issued to Capital Z Financial Services Fund II, L.P. ("Capital Z") on February 10, 1999 in connection with its $76.5 million equity investment in the Company.

         Cary H. Thompson, Aames chief executive officer, stated, "The results of operations for the quarter ended December 31, 1998 reflect the extraordinarily negative market conditions that existed throughout the quarter. While the U.S. capital and credit markets stabilized in December from the global economic crisis of the previous months, the subprime home equity sector generally, and the Company specifically, continued to feel the adverse effects of restricted access to capital and credit markets.

         "The Company was precluded from completing a securitization during the quarter due to the negative cash flows associated with a securitization and the weak asset-backed market. Foregoing the higher gains of the securitization market had an extremely negative impact on the Company's profitability, as it was forced to rely upon less profitable whole loan sales as a means of disposing of its loan production.

         "The $76.5 million equity investment by Capital Z has helped the Company address the liquidity constraints that confronted it during the December 1998 quarter. Effective February 10, 1999, and in conjunction with the Capital Z investment, the Company obtained two additional committed repurchase facilities in the aggregate amount of $400 million and one uncommitted repurchase facility in the amount of $100 million. During the December quarter, the Company was effectively limited to a single $300 million committed warehouse facility, which expires in April 1999. The limited warehouse capacity severely constrained loan production and affected profitability by requiring the Company to expedite its whole loan sales, putting further downward pressure on the whole loan prices being paid," Thompson added.

          Thompson explained, "The Company's ability to expedite whole loan sales was facilitated by a forward commitment to sell $500 million, subsequently amended to $750 million, of loans to an affiliate of one of the Company's lenders. The commitment, which expires in May 1999, reflects the lower whole loan prices that existed during the quarter. As of January 31,1999, the Company had satisfied $379 million of its commitment. The commitment is expected to adversely impact the gain on sale recognized in subsequent quarters at least until the commitment is satisfied. Accordingly, the Company expects to record a loss in the quarter ended March 31,1999 as it will continue to rely solely on the whole loan market for its loan dispositions and will not yet have realized the benefits from its cost savings plan, which initially includes personnel reductions on a Company-wide basis and the closure of less profitable branch offices, most of which have already been implemented."

                 Adjustment in Valuation of Interest-Only Strip

         In its regular quarterly review of its interest-only strips, the Company considered the historical performance of its securitized loan pools, the recent prepayment experience of those pools, the credit performance of previously securitized loans and other industry data and determined that it should adjust each of its assumptions relating to rate of prepayment, discount rate and credit loss to reflect current market conditions.

         Rate of Prepayment: For the quarters up to and including September 30, 1998, prepayment rates used by the Company were held constant, e.g. flat, over the life of the pool. During the quarter ended December 31, 1998, the Company finalized the development of an enhanced analytical model, which allowed the Company to more precisely estimate the performance of the securitized loans. This new model resulted in the Company changing the estimate of prepayment rates from a flat to a vectored rate, which more closely approximates the actual performance of the securitized loans. This, along with the consideration of other industry data and declining spreads in the pools over time, resulted in a charge of $62 million, which is included in the $192 million adjustment.

         Discount Rate: For the quarters up to and including September 30, 1998, the Company used the weighted average interest rates of the loans included in the pool as the best estimate available as an appropriate discount rate to determine fair value. As the market conditions deteriorated in the December quarter, it became apparent that a change in the discount rate would be required in order for the estimate of fair value to be consistent with market conditions. Based upon its analysis of market conditions, the Company increased its discount rate to 15 percent to reflect the appropriate risk adjusted rate of return for its interest-only strips. The impact of this change in discount rate amounted to approximately $65 million, which is included in the $192 million adjustment.

         Credit Losses: The adverse market conditions that existed during the December 1998 quarter also resulted in the Company increasing the prospective cumulative loan loss estimate for its pools. The Company analyzed enhanced credit loss information on its securitized pools and considered industry information regarding the effects of the recent market conditions on subprime borrowers. This analysis resulted in a charge of $67 million, which is included in the $192 million adjustment recorded for the quarter.

                    Change to "Cash-Out" Method of Accounting

         As previously announced, in December 1998, the FASB issued a Special Report titled: "A Guide to Implementation of Statement 125 on Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, Questions and Answers, Second Edition." The Special Report observed that two methods have arisen in practice for accounting for credit enhancements relating to securitizations: the "cash-in" method and the "cash-out" method. The "cash-in" method treats credit enhancements as belonging to the Company, and as such, are recorded at their face value at the time they are received by the trust. The "cash-out" method treats credit enhancements as assets owned by the related securitzation trust. As such, these assets are treated as part of the interest-only strips and are recorded at a discounted value for the period between when collected by the trust and released to the Company. The Special Report indicates that if no true market exists for credit enhancement assets, the cash-out method should be used to measure the fair value of credit enhancements.

         A change to the cash-out method results only in a difference in the timing of revenue recognition from a securitization and has no effect on the total cash flows of securitization transactions. While the total amount of revenue recognized over the term of the securitization is the same under either method, the cash-out method results in lower initial gains on the sale of loans due to the longer discount period, and higher subsequent loan servicing revenue resulting from the impact of discounting cash-flows.

         The Company has historically used the cash-in method to account for its interest-only strips. However, during the quarter ended December 31, 1998, the Company retroactively changed its practice of measuring and accounting for its interest-only strips to the cash-out method in response to the FASB's Special report and public comments from the Securities and Exchange Commission released on December 8, 1998. The Company's financial results for all prior periods will be restated to reflect the cash-out method of accounting and reporting for its interest-only strips. The aggregate pretax amount of this charge is $67.1 million.

                  Appointment of Ernst & Young LLP as Auditors

         The Company's reconstituted audit committee has approved the appointment of Ernst & Young LLP as the Company's auditors, replacing PricewaterhouseCoopers LLP. Ernst & Young LLP performed due diligence for Capital Z in connection with the Fund's recent equity investment in the Company.

                                 Loan Production

         Neil B. Kornswiet, Aames' president, said, "Despite adverse market conditions, total loan production for the six months ended December 31, 1998 increased 12 percent to $1.28 billion from $1.14 billion for the six months ended December 31, 1997. The Company's retail originations increased 46 percent to $426 million for the six-month period, compared to $291 million for the six months ended December 31, 1997. Origination volume for the broker network reached $640 million for the six-months, up 19 percent compared to $536 million for the six months ended December 31, 1997.

         He added, "Total loan originations for the quarter were $550 million, down from $616 million for the quarter ended December 31, 1997, primarily reflecting the Company's limited warehouse capacity, and the impact of price and underwriting changes implemented to permit the Company to access the whole loan market and stay within its liquidity constraints.

         Kornswiet said that the Company's core operations, retail and broker, increased 13 percent to $487 million for the quarter, compared to $431 million for the comparable three-month period in 1997. This growth was primarily the result of the increase in the number of retail and broker branches over the prior year's quarter. Retail originations were $198 million for the quarter ended December 31, 1998, compared to $158 million for the quarter ended December 31, 1997. Origination volume for the broker network reached $289 million for the quarter, compared to $274 million for the comparable quarter in 1997. Correspondent purchases were $63 million for the quarter ended December 31, 1998, compared to $185 million for the prior year's comparable quarter, reflecting pricing changes implemented in response to the Company's liquidity constraints and the emphasis on core operation loan origination.

         He said that the Company's loan servicing portfolio at December 31, 1998 increased to $4.43 billion, up 18 percent from $3.75 billion at December 31, 1997. "I am pleased to report that one hundred percent of the Company's $4.43 billion servicing portfolio was serviced in-house, as of December 31, 1998, compared to 75 percent at December 31, 1997," Kornswiet added.

         The Company sold $501 million and $606 million of loans during the three months ended December 31, 1998 and 1997, respectively, and $1.20 billion and $1.15 billion of loans during the six months ended December 31, 1998, and 1997, respectively. Of the total amount of loans sold during the six months ended December 31, 1998 and 1997, $650 million and $1.1 billion were sold in securitizations, respectively. The Company did not complete a securitization during the quarter ended December 31, 1998.

         Aames Financial Corporation is a leading home equity lender, and currently operates 89 retail Aames Home Loan offices serving 33 states, including the District of Columbia. Its broker division operates 40 branches serving 46 states (including the District of Columbia). Retail Direct operates 21 offices serving 12 states.

         From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flows and capital needs; delinquencies and losses in securitization trusts; negative impact on cash flow, right to terminate mortgage servicing; changes in interest rate environment; year 2000 compliance and technological enhancement; prepayment risk; basis risk; credit risk; risk of adverse changes in the secondary market for mortgage loans; dependence on funding sources; dependence on broker network; risks involved in commercial mortgage lending; strategic alternatives; competition; concentration of operations in California; timing of loan sales; economic conditions; contingent risks; and government regulation. For a more complete discussion of these risks and uncertainties, see "Item 7.

Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors" in the Company's form 10-K for the fiscal year ended June 30, 1998 and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors" in form 10-Q for the quarters ended September 30, 1998 and December 31, 1998.



                                      # # #

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (Unaudited)



                                                                    DECEMBER 31, 1998   JUNE 30, 1998
                                                                    -----------------   -------------
                                                                                          (RESTATED)
ASSETS

Cash and cash equivalents                                              $  11,790,000       12,322,000
Loans held for sale, at lower of cost or market                          271,324,000      198,202,000
Accounts receivable                                                       48,844,000       51,072,000
Interest-only strips, estimated at fair market value                     323,246,000      490,542,000
Mortgage servicing rights, net                                            34,504,000       32,090,000
Equipment and improvements, net                                           14,730,000       13,939,000
Prepaid and other                                                         17,210,000       17,020,000
                                                                       -------------    -------------
     Total assets                                                      $ 721,648,000      815,187,000
                                                                       =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Borrowings                                                             $ 306,990,000      286,990,000
Revolving warehouse facilities                                           249,500,000      141,012,000
Accounts payable and accrued expenses                                     45,003,000       49,964,000
Income taxes payable                                                      14,792,000       33,170,000
                                                                       -------------    -------------
     Total liabilities                                                   616,285,000      511,136,000
                                                                       -------------    -------------

Stockholders' equity:
Preferred Stock, par value $.001 per
     share, 1,000,000 shares authorized;
     none outstanding                                                             --               --
Common Stock, par value $.001 per share
     50,000,000 shares authorized;                                            31,000           31,000
     31,015,900 and 30,962,600 shares outstanding
Additional paid-in capital                                               250,096,000      249,851,000
Retained earnings (deficit)                                             (144,764,000)      54,169,000
                                                                       -------------    -------------
     Total stockholders' equity                                          105,363,000      304,051,000
                                                                       -------------    -------------
     Total liabilities and stockholders' equity                        $ 721,648,000      815,187,000
                                                                       =============    =============

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (Unaudited)


                                            Three Months Ended                Six Months Ended

                                             December 31,    December 31,     December 31,   December 31,
                                            -----------------------------     ----------------------------
                                                 1998            1997             1998           1997
                                            --------------  -------------     -------------  -------------
                                                             (Restated)       (Restated)     (Restated)
Revenue:
    Gain on sale of loans                   $    8,752,000     35,130,000      28,429,000     66,438,000
    Net gain (loss) on valuation of
interest-only
      strips and mortgage servicing rights    (191,646,000)     5,726,000    (186,451,000)    10,755,000
    Commissions                                  7,758,000      7,161,000      17,746,000     13,016,000
    Loan servicing                              11,629,000     10,362,000      20,854,000     20,144,000
    Fees and other                               9,084,000     11,962,000      22,760,000     24,487,000
                                            --------------   ------------    ------------    -----------
      Total revenue including valuation       (154,423,000)    70,341,000     (96,662,000)   134,840,000
adjustment
                                            --------------   ------------    ------------    -----------

Expenses:
    Compensation                                19,907,000     24,561,000      43,701,000     46,320,000
    Production                                  10,559,000      7,541,000      21,489,000     13,338,000
    General and administrative                  13,784,000      9,580,000      27,172,000     17,665,000
    Interest                                     9,403,000     10,819,000      22,285,000     20,917,000
                                            --------------   ------------    ------------    -----------
      Total expenses                            53,653,000     52,501,000     114,647,000     98,240,000
                                            --------------   ------------    ------------    -----------

Income (loss) before income taxes             (208,076,000)    17,840,000    (211,309,000)    36,600,000
Provision (benefit) for income taxes           (12,331,000)     8,670,000     (13,408,000)    17,497,000
Net income (loss)                           $ (195,745,000)     9,170,000    (197,901,000)    19,103,000
                                            ==============   ============    ============    ===========

Net income (loss) per share:
Basic                                       $        (6.31)          0.33           (6.39)          0.69
Diluted                                              (6.27)          0.29           (6.34)          0.59
Dividends per share                                      -           0.03            0.03           0.07

Weighted average number shares outstanding:
    Basic                                       31,007,000     27,799,000      30,992,000     27,784,000
                                            ==============   ============    ============    ===========
    Diluted                                     31,211,000     34,949,000      31,239,000     35,272,000
                                            ==============   ============    ============    ===========

AAMES FINANCIAL CORPORATION
QUARTERLY FINANCIAL STATISTICS


                                                                  QUARTER ENDED                   YEAR TO DATE

                                                              DECEMBER       DECEMBER        DECEMBER        DECEMBER
                                                                1998           1997            1998            1997
                                                           -------------   -------------   -------------  -------------
ORIGINATION VOLUME:
       BROKER NETWORK                                      $ 289,492,000     273,756,000     640,293,000     535,590,000
       RETAIL  1                                             197,937,000     157,292,000     426,114,000     290,838,000
       CORRESPONDENT                                          62,789,000     184,615,000     208,868,000     312,374,000
                                                          --------------     -----------   -------------   -------------
       TOTAL                                                 550,218,000     615,663,000   1,275,275,000   1,138,802,000
                                                          ==============     ===========   =============   =============

       RETAIL WTD AVG COMM RATE                               4.41%             4.34%          4.31%           4.45%

SERVICING PORTFOLIO: 2                                     $                      -        4,429,457,000   3,750,750,000


LOAN SALES:
       WHOLE LOANS SOLD                                    $ 501,358,000       1,002,000     547,124,000      40,035,000
       SECURITIZATIONS                                                       605,142,000     649,999,000   1,109,278,000
       SERVICING SPREAD ON SECURITIZATIONS                    3.61%             3.86%          3.61%           4.00%


COMPONENTS OF REVENUE: 3

GAIN ON SALE OF LOANS                                          8,752,000      35,130,000      28,429,000      66,438,000
NET GAIN (LOSS) ON VALUATION OF INTEREST - ONLY
       STRIPS AND MORTGAGE SERVICING RIGHTS                 (191,646,000)      5,726,000    (186,451,000)     10,755,000
COMMISSIONS:
       RETAIL                                                  5,351,000       6,507,000      14,957,000      11,461,000
       BROKER NETWORK                                          2,027,000         220,000       1,816,000         758,000
       OTHER                                                     380,000         434,000         973,000         797,000
LOAN SERVICING:
       SERVICING SPREAD                                        5,458,000       5,251,000       8,827,000      11,421,000
       PREPAYMENT FEES                                         3,649,000       3,263,000       7,149,000       5,618,000
       LATE CHGS & OTHER SERV FEES                             2,522,000       1,848,000       4,878,000       3,105,000
FEES & OTHER:
       CLOSING                                                   572,000         670,000       1,190,000       1,257,000
       APPRAISAL                                                 770,000         634,000       1,717,000       1,135,000
       UNDERWRITING                                              384,000         294,000         837,000         540,000
       INTEREST INCOME                                         7,208,000      10,078,000      18,722,000      21,109,000
       OTHER                                                     150,000         286,000         294,000         446,000
                                                          --------------     -----------   -------------   -------------
       TOTAL REVENUE                                      $ (154,423,000)     70,341,000     (96,662,000)    134,840,000
                                                          ==============     ===========   =============   =============

NOTE:  1 - Includes 125 Product, Private Investor repurchases, and Broker loans.

       2 - Includes loans serviced on an interim basis.

       3 - Revenues for the three months ended December 31,1997 and the six months ended December 31, 1997 & December 31, 1998 have been restated.